UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On November 27, 2024, the Kellner Group issued the letter that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Urges Stockholders of AIM Immunotech to Vote Enclosed Gold Card

The AIM Board has been in Control for Almost 9 Years and has Failed Epically for Stockholders

•	Racked up over $100 Million in Net Losses

•	Failed to Complete a Single Company-Sponsored Clinical Study

•	Caused the AIM Share Price to Lose More than 99% of its Value

•	Engaging in Gross Waste in a Self-Interested Entrenchment Campaign that has Brought AIM to the Brink of Insolvency

•	Incumbent Board Breached Duty of Loyalty to Stockholders (as ruled by the Delaware Supreme Court) in the Process

Vote for Kellner Group Nominees Now for Desperately Needed Change before it is Too Late

November 27, 2024

Dear AIM Stockholders:

Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”), are writing you today regarding the 2024 Annual Meeting of Stockholders of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), to solicit your vote to elect each of us to AIM’s Board.

You should have already received the Kellner Group’s proxy statement and we urge you to read it carefully because it contains important information. Please refer to the end of this letter for information about where you can find additional information.

Mr. Kellner is one of AIM’s largest stockholders and has held his shares for several years. Mr. Deutsch is also one of AIM’s largest stockholders and has also held his shares for several years. Collectively, the Kellner Group is AIM’s largest stockholder. The Kellner Group is aligned with AIM stockholders and has no motivations other than to improve the Company’s performance.

After nine years of terrible management and execution by the entrenched Board, who continue to mislead stockholders and keep them in the dark, Board refreshment with new directors who have a vested interest in the success of AIM is the only way AIM can reverse its misfortune and see its share price increase.

We urge AIM stockholders to disregard the incumbent Board’s baseless and misleading attempts to question our motivations. This is nothing more than an effort to divert attention from the incumbent’s Board’s numerous failures and improper actions.

The Incumbent Board Has Failed AIM Stockholders and Destroyed Value

The incumbent Board has controlled AIM for almost nine years and the results speak for themselves:

•	AIM’s stock price has declined by more than 99%, and it continues its free fall – declining by approximately 40% in 2024 alone.[1]

•	Net losses totaling over $120M have occurred from 2016 through June 30, 2024 and are accelerating.[2]

•	G&A spending is excessive and increasing, driven largely by entrenchment efforts, going from $8.67 million in 2021 to $21.1 million in 2023.[3]

•	Excessive G&A expense comes at the expense of research and clinical development (R&D) for Ampligen, with R&D expenses consistently falling below G&A (approximately half in recently reported periods).[4]

As a result of this performance, AIM’s financial condition has deteriorated severely:

•	As of September 30, 2024, effective liquidity was less than $1.0 million (cash and equivalents plus marketable securities, minus accounts payable).[5]

•

AIM’s management has raised substantial doubt about AIM’s ability to continue as a going concern and AIM’s stockholders’ equity is below the minimum requirement for continued listing on the NYSE American stock exchange.[6]

•	AIM’s situation is dire, and drastic change is needed immediately before it is too late.

[1]	Stock prices included herein are based on historical data available at nyse.com, which data with respect to the Company account for reverse stock splits of 1 for 12 in 2016 and 1 for 44 in 2019.
[2]

See the definitive proxy statement filed by the Kellner Group with the Securities and Exchange Commission (the “SEC”) on November 6, 2024 (the “Proxy Statement”), pg. 17; see also the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

[3]	See the Proxy Statement, pg. 14.
[4]	See the Proxy Statement, pg. 14.
[5]

See the Condensed Consolidated Balance Sheets included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 14, 2024 (“2024 Third Quarter 10-Q”).

[6]	See the 2024 Third Quarter 10-Q.

The incumbent Board has squandered its cash and failed to complete a single relevant Company-sponsored Ampligen clinical study and has funded its massive losses and wasteful spending with dilutive and expensive financings. This has been going on for years. As of the record date for the annual meeting, there were 63.7 million shares outstanding – more than 100x dilution since the incumbent Board took control.7 And AIM stockholders have nothing to show for this massive dilution – a 99+% decline in value, a lack of clinical progress and a company on the brink of insolvency.

This gross financial mismanagement comes at the expense of clinical development. AIM has been developing Ampligen for decades. Yet, after almost nine years under the control of the incumbent Board, we see no clear path to FDA approvals or commercialization. AIM’s most recent Form 10-Q does not mention any plans Phase 3 studies, and it is not even clear when disclosed Phase 1 and 2 studies will be completed or next steps. AIM’s strategy is characterized by shifting focuses with no follow through, hoping to draw positive attention with press releases from time to time, but no clear timelines or goals toward regulatory approval and generating sales. With no revenues, dwindling cash resources, unsustainable financing sources and a stagnant clinical program, change is desperately needed.

The Incumbent Board Breached Its Fiduciary Duties and Engaged in Gross Waste

•

The Delaware Supreme Court ruled in 2024 that the incumbent Board breached its fiduciary duties. In describing the Board’s adoption of amended bylaws, the court stated that the “primary purpose was to interfere with Kellner’s nomination notice, reject his nominees, and maintain control” and that the bylaws were “product of an improper motive and purpose, which constitutes a breach of the duty of loyalty.” (emphasis added)

•

This illegal behavior by the AIM Board was not an isolated incident. A federal district court in Florida sanctioned AIM and its counsel in 2024 in its Section 13(d) claims against members of the Kellner Group and others – claims that have been dismissed multiple times – for pursuing arguments that were “factually and legally frivolous and advanced for an improper purpose.” (emphasis added)

The incumbent Board is engaged in gross waste in pursuit of this improper purpose. Based on AIM’s own disclosures, we estimate that the incumbent Board has spent between $15 to $20 million in just the past approximately two years in their bad faith effort to prevent a meaningful election of directors and maintain control. 8 This is an unconscionable amount for a company of AIM’s size – approximately equal to or greater than its entire market capitalization. We believe the incumbent Board bears sole responsibility for this waste—the incumbent directors initiated and continued this effort in order to entrench themselves and disenfranchise stockholders.

No Board acting in good faith could justify these actions. But for the incumbent Board, which has overseen a massive destruction in stockholder value and 99+% stock price decline under its control, to engage in this bad faith effort is completely shocking and disqualifying. The Board’s bad behavior is either intentional or due to incompetence, or a combination of both, either way the incumbent Board has failed miserably and must be dismissed immediately.

The Incumbent Board Has No Strategic Plan and Will Not Change Their Destructive Course

AIM’s mismanagement and lack of progress has been overseen by the incumbent Board. The incumbent Board has been in control of AIM for almost 9 years, with Equels, Mitchell and Appelrouth having been involved with AIM and each other going back years before then. Bryan is new to the Board, but had a prior relationship with Equels and was hand-picked by him, without any independent search, and has joined right in with the others.

After decades of reckless oversight and gross mismanagement, the results are clear: an epic failure. The entrenched incumbent Board has no plan to change their destructive course, no strategic business plan, no initiatives for independent oversight, no plan for proper governance, no plan to reduce excessive compensation, no plan for a focused

[7]

See the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 29, 2016, with such number adjusted to account for reverse stock splits of 1 for 12 in 2016 and 1 for 44 in 2019.

[8]

Represents Kellner Group estimate based on increase in Company’s G&A expense from 2021 to 2023 and explanations provided as disclosed in AIM’s Annual Reports on Form 10-K for past two years, together with continued elevated G&A expenses in 2024 to date as disclosed AIM’s most recent Quarterly Report on Form 10-Q.

clinical strategy and targeted R&D, no plan to reduce wasteful G&A spending, no plan for transparency for current stockholders, and no plan to attract long-term investors. Their only plan is more of the same, maintaining control at all costs while the company suffers and claiming clinical progress is somehow perpetually around the corner.

The Kellner Group Nominees are the Only Option to Turn Around AIM

Collectively, the Kellner Group Nominees would bring a wealth of business, financial, clinical trial, life science and corporate governance experience and much needed credibility to the Board.

Unlike the incumbent Board, the Kellner Group Nominees have a plan:

Summary of Full Board Strategic Review of the Most Important Issues Plaguing AIM Today

Complete Review of Ampligen and invest resources in the most promising applications	• Leverage internal and external resources to review the numerous different indications of Ampligen • Create real, focused clinical strategy to help patients and stockholders

Review of excessive G&A spending and current levels of R&D

•   Reallocate spending from G&A to R&D

•   Cut back on excessive G&A spending, starting with excessive compensation and legal spending

•   Right size and focus R&D as dictated by comprehensive review of Ampligen

Review of Financing and Investor Communications

•   Leverage director expertise and networks to create financial plan to ensure AIM can continue to operate in future years without taking on costly and overly dilutive financing

•   Actually communicate with shareholders AIMs plans and begin to rebuild trust

Review Management and Practices

•   Review current management and key personnel

•   Attempt to work constructively with current team to ensure sufficient continuity

•   If this is not possible, the Kellner Group has the experience and background to lead a turn around

•   If it becomes necessary, Mr. Chioini is committed to doing whatever the Board needs, including serving as interim CEO while Board runs a succession process

Review of Governance & Executive Compensation

•   Rectifying AIM’s abysmal governance track record and excessive compensation practices.

•   Identify an additional independent director to add to the Board, with a focus on finding a candidate with no past history with AIM, with scientific or other relevant expertise, and with a diverse background

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE

ENCLOSED GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Thank you for your support.

The Kellner Group

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.